June 6, 2005

Dr. Morton Reed
President and Chief Executive Officer
LitFunding Corp
3700 Pecos Mcleod Dr, Suite 100
Las Vegas, NV 89121



Dear Dr. Reed:

Please accept this letter as resignation of all my positions at LitFunding Corp and its subsidiaries effective June 15th, 2005.

My decision to resign was finalized after long consideration of all relevant factors and my belief that there is now a brief window that would be the most opportune time for a replacement to take on the positions I hold. The move to Las Vegas has been successful and is now complete. Unfortunately, I have commitments in California that exclude the option of me making Las Vegas my permanent home and unhappily I am finding it increasingly difficult at this juncture to continue with my weekly commute.

All that being said, it has been the highlight of my career and a distinct honor and privilege to work under your direction during the past few years as we both fought to save the company. I am convinced, that your strong leadership, level head and business instincts have been and will remain a beacon of light to everyone associated with the company as you forge ahead, taking LitFunding from one great success to another.

I am more than comfortable that with the new staff we have hired, this transition will be relatively painless and commit to providing the necessary training and orientation to make that a happen. I know they will all serve you ably and well.

I am very much looking forward to the years to come watching the company go from strength to strength with you at the helm.

With my warmest regards and best wishes.



Most sincerely,


/s/ David Cohen
David Cohen
Chief Financial Officer